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                                                                EXHIBIT 99.3

                  SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                            300 Mamaroneck Avenue
                          Mamaroneck, New York 10543
                                (914) 698-6400

                     ------------------------------------
                     NOTICE OF SPECIAL MEETING OF MEMBERS
                     ------------------------------------

        Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Sound Federal Savings and Loan Association (the "Association") will be held at the main office of the Association, located at 300 Mamaroneck Avenue, Mamaroneck, New York 10543, on ____________________, 1998 at _____ p.m., local time. The purpose of this Special Meeting is to consider and vote upon:

1. A Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan providing for the reorganization of the Association into the mutual holding company structure. As part of the Plan the Association will convert to a federally chartered stock savings association, which will be wholly-owned by Sound Federal Bancorp (the "Company") a to be formed federal corporation. Pursuant to the Plan, the Company will (i) issue 53% of its to-be-outstanding shares of common stock to Sound Federal, MHC, a federal mutual holding company to be formed pursuant to the Plan, (ii) offer for sale to certain depositors and borrowers 45% of its to-be-outstanding shares of common stock, and (iii) subject to the receipt of member approval, contribute 2% of its to-be-outstanding shares of Common Stock to the Sound Federal Savings and Loan Association Charitable Foundation (the "Charitable Foundation");

2. The establishment of a tax exempt foundation, which will be a Delaware chartered non-stock corporation dedicated to the promotion of charitable purposes within the Association's market area; and

such other business as may properly come before this Special Meeting or any adjournment thereof. Management is not aware of any such other business.

        The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors at the close of business on August ___, 1998. In the event there are insufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Richard P. McStravick
                                          President and Chief Executive Officer

Mamaroneck, New York
August ___, 1998

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                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                 FOR APPROVAL OF THE PLAN AND THE ESTABLISHMENT
                 OF THE CHARITABLE FOUNDATION BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                           YOUR VOTE IS VERY IMPORTANT
--------------------------------------------------------------------------------

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                      SUMMARY OF PROPOSED REORGANIZATION

        This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

        Under its present mutual form of organization, the Association has no stockholders. Its deposit account holders and certain of its borrowers are members of the Association and have voting rights in that capacity. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Reorganization to be voted on at the Special Meeting, the Association would reorganize into the mutual holding company structure. In the Reorganization, the Association would be converted into a federally chartered savings association organized in stock form and all of the Association's common stock would be issued concurrently to the Company. The Company will issue 53% of its to-be outstanding shares of Common Stock to the Mutual Holding Company and offer and sell 45% of its to-be outstanding shares of Common Stock in a subscription offering (1) to depositors with an account balance of $50 or more as of March 31, 1997 ("Eligible Account Holders"), (2) to tax-qualified employee plans of the Association ("Tax-Qualified Employee Plans"), (3) to depositors of the Association with an account balance of $50 or more as of June 30, 1998 ("Supplemental Eligible Account Holders"), and (4) to depositors of the Association as of __________, 1998 other than Eligible Account Holders or Supplemental Eligible Account Holders, and borrowers as of __________, 1998 ("Other Members"). Subject to the receipt of stockholder approval of Proposal II, the Company will contribute 2% of its to-be outstanding shares of Common Stock to the Charitable Foundation. The shares of Common Stock that are not owned by the Mutual Holding Company are referred to as the Minority Ownership Interest. Notwithstanding the foregoing, to the extent there is an increase in the maximum of the Estimated Valuation Range, which will result in an increase in the maximum of the Offering Range (as defined in the Prospectus), Tax-Qualified Employee Plans shall be given a first priority to purchase shares sold above the maximum of the Offering Range. It is anticipated that the Association's Employee Stock Ownership Plan (the "ESOP") will purchase shares of Common Stock equal to 8% of the Minority Ownership Interest.

        At any time following commencement of the Subscription Offering, to the extent sufficient shares of Common Stock are not sold to the persons in the foregoing categories, the Company may offer Common Stock in the Community Offering to members of the general public to whom a Prospectus has been delivered, with first preference to natural persons residing in Westchester County, New York. All depositors who have membership and liquidation rights with respect to the Association immediately prior to the completion of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company as long as they maintain deposit accounts in the Association after the completion of the Reorganization.

        THE REORGANIZATION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE OFFERING.


Business Purposes                Net Offering proceeds are expected to increase
for the Reorganization           the capital of the Association, which will
and Offering                     support the expansion of its financial services
                                 to the public. The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions
                                 (although no such transactions are contemplated at this time) and to diversify into other financial services and will facilitate the future access of the Company and the Association to the capital markets.

Subscription and                 As part of the Reorganization, Common Stock is
Community Offering               being offered for sale in the Subscription
                                 Offering, in the priorities summarized below, to the Association's (1) Eligible Account
                                 Holders, (2) Tax-Qualified Employee Plans, including the ESOP, (3) Supplemental Eligible
                                 Account Holders and (4) Other Members. In addition, should a Community Offering be conducted, members of the general public may purchase Common Stock to the extent shares are available after satisfaction of subscriptions in the Subscription Offering, with a preference first to natural persons residing in Westchester County, New York.



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Subscription Rights              Each Eligible Account Holder has been given
of Eligible Account              non-transferable rights to subscribe for an
Holders                          amount of shares equal to the greater of (i)
                                 $150,000 of the Common Stock sold in the Offering; or (ii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights              The Association's Tax-Qualified Employee Plans
of Tax-Qualified                 have been given non-transferable rights to
Employee Plans                   subscribe for up to 10% of the Minority
                                 Ownership Interest after satisfaction of subscriptions of Eligible Account Holders.
                                 Notwithstanding the foregoing, to the extent there is an increase in the maximum of the Estimated Valuation Range that results in an increase in the maximum of the Offering Range
                                 (as defined in the Prospectus), Tax-Qualified
                                 Employee Plans shall be given a first priority to purchase shares sold above the maximum of the Offering Range. It is anticipated that the ESOP will purchase shares of Common Stock equal to 8% of the Minority Ownership Interest.

Subscription Rights              After satisfaction of subscriptions of Eligible
of Supplemental                  Account Holders and Tax-Qualified Employee
Eligible Account                 Plans, each Supplemental Eligible Account
Holders                          Holder (other than directors and officers of
                                 the Association and their associates) has been given non-transferable rights to subscribe for an amount of shares equal to the greater of (i)
                                 $150,000 of the Common Stock sold in the Offering; or (ii) 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental
                                 Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.

Subscription Rights              Each Other Member has been given
of Other Members                 non-transferable rights to subscribe for an
                                 amount of shares equal to $150,000 of the Common Stock sold in the Offering; after satisfaction of the subscriptions of the Association's Eligible Account Holders,
                                 Tax-Qualified Employee Plans and Supplemental
                                 Eligible Account Holders.

Purchase                         No person or entity, together with associates,
Limitations                      and persons acting in concert, may purchase
                                 more than $300,000 of the Common Stock offered in the Offering. The Boards of Directors of the Company and the Association may, in their sole discretion, increase the maximum purchase limitation to up to 9.99% of the shares sold, provided that orders for shares exceeding 5% shall not exceed, in the aggregate, 10% of the shares offered in the Subscription Offering.
                                 Should the Association increase the maximum purchase limitation above 5% of the Common
                                 Stock offered, persons who previously
                                 subscribed for the maximum number of shares will be given the opportunity to subscribe for additional shares. The aggregate purchases of directors and executive officers and their associates may not exceed 30% of the total number of shares offered in the Offering. These purchase limitations do not apply to the Association's Tax-Qualified Employee Plans.

Expiration Date of               All subscriptions for Common Stock must be
Subscription and                 received by _____ _.m., local time on _______,
Community Offerings              1998.

How to Subscribe                 For information on how to subscribe for Common
for Shares                       Stock being offered in the Offering, please
                                 read the Prospectus and the Stock Order Form and instructions accompanying this Proxy
                                 Statement. Subscriptions will not become effective until the Plan of Reorganization has been approved by the Association's members and all of the Common Stock offered in the Offering


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                                 has been subscribed for or sold in the Offering
                                 or through such other means as may be approved by the OTS.

Price of Common                  All sales of Common Stock in the Offering will
Stock                            be made at $10.00 per share. See "The
                                 Reorganization and Offering--Procedure for
                                 Purchasing Shares" in the Prospectus.

Tax Consequences                 The Association has received an opinion from
                                 its special counsel, Luse Lehman Gorman
                                 Pomerenk & Schick, P.C., stating that the
                                 Reorganization is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal
                                 Revenue Code of 1986, as amended (the "Code").
                                 The Association also has received an opinion from KPMG Peat Marwick LLP stating that the Offering will not be a taxable transaction for New York income tax purposes.

Required Vote                    Approval of the Plan of Reorganization will
                                 require the affirmative vote of a majority of all votes eligible to be cast at the Special
                                 Meeting.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF THE ASSOCIATION RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF REORGANIZATION.

        The Association is currently organized in mutual rather than stock form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Reorganization providing for the Reorganization. The sale of Common Stock of the Company, which will be formed to become the holding company of the Association, will substantially increase the Association's net worth. The Company will exchange a portion of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Reorganization. The Company expects to retain the balance of the net proceeds (up to 50%), as its initial capitalization and the Company intends to lend funds to the Employee Stock Ownership Plan, a tax-qualified employee stock benefit plan of the Association, to fund its purchase of Common Stock. This increased capital will support the expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

        The Board of Directors of the Association believes that the Reorganization will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. See "Management of the Association--Benefit Plans" in the accompanying Prospectus.

        Voting in favor of the Plan of Reorganization will not obligate any person to purchase Common Stock.

        THE OTS HAS APPROVED THE PLAN OF REORGANIZATION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF REORGANIZATION BY THE OTS.

                    SUMMARY OF PROPOSED CHARITABLE FOUNDATION

        This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

        As a reflection of the Association's long-standing commitment to the local community, the Company intends to establish the Charitable Foundation upon the completion of the Reorganization, subject to member approval. The Charitable Foundation will be incorporated in the State of Delaware. The Charitable Foundation will be funded with

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a contribution consisting of shares of Common Stock equal to 2% of the shares outstanding at the conclusion of the Reorganization.

        STRUCTURAL PURPOSE OF THE CHARITABLE FOUNDATION. The purpose of the Charitable Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Charitable Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such activities. The Charitable Foundation may be able to support community charitable activities even in periods when the Association or the Company would not be in a position to do so.

        The Charitable Foundation will be a private foundation under the Code. As a tax-exempt private foundation, the Charitable Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Charitable Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. While the Charitable Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Charitable Foundation's primary activity will consist of making grants to other charitable organizations.

        FUNDING OF THE CHARITABLE FOUNDATION. The Charitable Foundation will be initially funded with shares of Common Stock equal to 2% of the shares outstanding at the conclusion of the Reorganization. Future contributions to the Charitable Foundation may be made either in cash or Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Company's then current financial condition, operations and prospects and of the need for charitable donations in the Company's market area. Any such additional contributions will reduce earnings and may have a material impact on the Company's earnings for such quarter and for the year. The Company does not anticipate making any contributions to the Charitable Foundation that will not be tax deductible.

        TAX CONSIDERATIONS. The Company has been advised that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Charitable Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Charitable Foundation by the Association's members at the Special Meeting. So long as the Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Charitable Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

        REGULATORY CONDITIONS IMPOSED ON THE CHARITABLE FOUNDATION. Establishment of the Charitable Foundation is subject to the following conditions imposed by the OTS: (i) the Charitable Foundation will be subject to examination by the OTS, at the Charitable Foundation's own expense; (ii) the Charitable Foundation must comply with supervisory directives imposed by the OTS; (iii) the Charitable Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Charitable Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) unless required by another condition imposed by the OTS, the Charitable Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Company held by the Charitable Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company.

        REQUIRED VOTE. Approval of the Charitable Foundation will require the affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

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                   RECOMMENDATION OF THE BOARD OF DIRECTORS

   YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE CHARITABLE FOUNDATION.

                   DIRECTORS AND OFFICERS OF THE ASSOCIATION

        Set forth below are the names, ages and present occupations of the Associations directors and executive officers.

                              AGE AT                                                            CURRENT TERM
       NAME               MARCH 31, 1998              POSITION           DIRECTOR SINCE            EXPIRES
-------------------     -------------------      -------------------     -------------------   -------------------
Bruno J. Gioffre                63               Chairman of the Board        1975                  1999

Richard P. McStravick           49                 President, Chief           1996                  1999
                                                  Executive Officer
                                                         and
                                                       Director

Joseph Dinolfo                  64                     Director               1985                  2001

Donald H. Heithaus              63                     Director               1978                  2000

Robert P. Joyce                 69                     Director               1980                  2001

Joseph A. Lanza                 51                     Director               1998                  2000

Arthur C. Phillips, Jr.         74                     Director               1976                  2001

James Staudt                    45                     Director               1987                  1999

Stephen P. Milliot              50                    Treasurer

William H. Morel                65              Senior Vice President
                                                    and Secretary



        The business experience for the past five years for each of the Association's directors and officers is as follows:

        BRUNO J. GIOFFRE is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre is also general counsel to the Association. Mr. Gioffre is a counsel to the law firm Gioffre & Gioffre, Professional Corporation and the Senior Justice for the Town of Rye, New York.

        RICHARD P. MCSTRAVICK is President and Chief Executive Officer of the Association. Mr. McStravick has been employed by the Association in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996.

        JOSEPH DINOLFO is the President of the Dinolfo Wilson Agency, Inc. and insurance agency located in Mamaroneck, New York.

        DONALD H. HEITHAUS is the President and Chief Executive Officer of the Happiness Laundry Service, Inc. in Mamaroneck, New York.

        ROBERT P. JOYCE is retired. Prior to his retirement, Mr. Joyce was the President of Joyce Marketing Corporation.

        JOSEPH A. LANZA is the Mayor of the Village of Mamaroneck. Mr. Lanza is the President of Lanza Electric, a private electrical contractor.

        JAMES STAUDT is an attorney practicing with the firm of McCullough, Goldberger & Staudt.

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        ARTHUR C. PHILLIPS, JR. is the Pension and Welfare Funds Manager for the
Industry and Local 338 Pension and Welfare Fund.

        STEPHEN P. MILLIOT has been the Treasurer and Chief Financial Officer since 1996. Prior to that time, Mr. Milliot was the Association's internal auditor.

        WILLIAM H. MOREL is the Association's Senior Vice President, Chief Lending Officer and Corporate Secretary. He has been employed by the Association is various capacities since 1969.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

        The Board of Directors of the Association has fixed __________, 1998 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors are members of the Association under its current charter. All Association members of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any adjournment thereof.

        Each depositor (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 1,000 votes. Joint accounts shall be entitled to no more than 1,000 votes, and any owner may cast all the votes unless notified in writing. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion and the establishment of the Charitable Foundation.

        Approval of both the Plan of Reorganization and the establishment of the Charitable Foundation requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of ____________, 1998, the Association had ______ members who were entitled to cast a total of ______ votes at the Special Meeting.

        Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

        All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. IF NO INSTRUCTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED IN FAVOR OF THE PLAN OF REORGANIZATION AND IN FAVOR OF ESTABLISHING THE CHARITABLE FOUNDATION. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

        If a proxy is not executed and is returned or the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Reorganization and establishing the Charitable Foundation. AS A RESULT, FAILURE TO VOTE MAY HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF REORGANIZATION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION.

        To the extent necessary to permit approval of the Plan of Reorganization, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the

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Association for their expenses incurred in connection with such solicitation.
The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                       PRINCIPAL EFFECTS OF REORGANIZATION

        DEPOSITORS. The Reorganization will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

        BORROWERS. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Reorganization. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Reorganization.

        VOTING RIGHTS OF MEMBERS. Currently in the Association's mutual form, members have voting rights and may vote for the election of directors. Following the Reorganization, members will cease to have voting rights in the Association, but will have voting rights in the Mutual Holding Company. All voting rights in the Association will be vested in the Company as the Association's sole shareholder. Voting rights in the Company will be vested exclusively in its shareholders, with one vote for each share of Common Stock. The Mutual Holding Company will at all times own a majority of the Common Stock.

        THE ASSOCIATION. Under federal law, the stock savings bank resulting from the Reorganization will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Reorganization. The Reorganization will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Reorganization, other than to pay the expenses incident thereto. After the Reorganization, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Reorganization will not cause any change in the executive officers or directors of the Association.

        TAX CONSEQUENCES. The Association intends to proceed with the Reorganization on the basis of an opinion from Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on certain representations made by the Association. See the section of the Prospectus entitled "The Reorganization and Offering--Federal and State Tax Consequences of the Reorganization" which is incorporated herein by reference.

        With respect to New York taxation, the Association has received an opinion from KPMG Peat Marwick LLP to the effect that, assuming the Reorganization does not result in any federal taxable income, gain or loss to the Association in its mutual or stock form, the Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Association, the Offering should not result in any New York income tax liability to such entities or persons.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

        Under the Plan of Reorganization, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Reorganization is subject to the satisfaction of the following conditions: (a) approval of the Plan of Reorganization by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Offering; and (c) receipt of favorable rulings or opinions of counsel as to the federal and New York tax consequences of the Reorganization.

        The Plan of Reorganization may be substantively amended by the Boards of Directors of the Association and the Company with the concurrence of the OTS. If the Plan of Reorganization is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Reorganization provides that the transactions contemplated thereby may be

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terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Reorganization by the members of the Association at the Special Meeting. All interpretations by the Association and the Company of the Plan of Reorganization and of the Stock Order Forms and related materials for the Offering will be final, except as regards or affects the OTS.

                      APPROVAL OF THE CHARITABLE FOUNDATION

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

        GENERAL. In furtherance of the Association's commitment to the communities that it serves, the Board of Directors has determined to establish the Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Charitable Foundation will be funded with a contribution of 2% of the shares of Common Stock to be issued and outstanding following the Reorganization (4.4% of the Minority Ownership Interest) or 100,030, 117,800, 135,335 and 155,790 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Offering. As a result of the Association's contribution of those shares to the Charitable Foundation rather than selling the shares as part of the Offering, the Offering will result in the sale of 99,450, 117,000, 134,500 and 154,733 fewer shares than would otherwise be contemplated in the Offering at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. This will result in the receipt of $995,000, $1,170,000, $1,345,000 and $1,547,330 less proceeds at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation". By further enhancing the Association's visibility and reputation in the communities that it serves, the Board believes that the Charitable Foundation will enhance the long-term value of the Association's community banking franchise. The Charitable Foundation will be dedicated exclusively to charitable purposes within the communities served by the Association, including community development activities. Neither the Association nor the Company intends to make any further contributions to the Charitable Foundation within the next five years.

        PURPOSE OF THE CHARITABLE FOUNDATION. The purpose of the Charitable Foundation is to provide funding to support charitable and not-for-profit causes and community development activities. The Charitable Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such services. While the Association intends to continue to emphasize community lending and community development activities following the Reorganization, such activities are not the Association's sole corporate purpose. The Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable and not- for-profit causes, and may be able to support such activities in ways that are not currently available to the Association. The Charitable Foundation will enhance the Association's current activities under the Community Reinvestment Act. In this regard, the Board of Directors of the Association believes the establishment of the Charitable Foundation is consistent with the Association's commitment to community service. The Board further believes that the funding of the Charitable Foundation with Common Stock is a means of enabling the communities served by the Association to share in the growth and success of the Company long after completion of the Reorganization. The Charitable Foundation will accomplish that goal by providing for continued ties between the Charitable Foundation and the Association, thereby forming a partnership with the Association's community. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Association, however, does not expect the contribution to the Charitable Foundation to take the place of the Association's traditional community lending activities.

        STRUCTURE OF THE CHARITABLE FOUNDATION. The Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Charitable Foundation's Bylaws, the Charitable Foundation's initial board of directors will be comprised of two members of the Company's and the Association's Board of Directors and one person who is unaffiliated with the Association. Bruno J. Gioffre, the Association's Chairman of the Board and Richard P. McStravick, the Association's President and Chief Executive Officer will serve on the Charitable Foundation's board of directors. Messrs Gioffre and McStravick intend to purchase 30,000 shares and 25,000 shares, or 1.13% and 0.94%, respectively, of the shares sold at the midpoint of the offering. At the midpoint of the offering the aggregate number of shares owned by the Charitable Foundation, and its directors and officers will total 172, 682, or 6.5% of the Minority Ownership Interest. In addition, the Board of Directors is in the process of selecting a person to serve on the Charitable

Foundation's board of directors who is unaffiliated with the Association but who has business and community ties within the Association's market area, and who has experience serving on local charities or other non-profit organizations. Other individuals may be selected as board members (there is no present intention to expand the board of directors of the Charitable Foundation). A nominating committee of the Charitable Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Charitable Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Charitable Foundation from those nominated by the nominating committee. Only persons serving as directors of the Charitable Foundation qualify as members of the Charitable Foundation, with voting authority. Directors will be elected annually. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Charitable Foundation's certificate of incorporation further provides that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

        The authority for the affairs of the Charitable Foundation will be vested in the Board of Directors of the Charitable Foundation. The Directors of the Charitable Foundation will be responsible for establishing the policies of the Charitable Foundation with respect to grants or donations by the Charitable Foundation, consistent with the purposes for which the Charitable Foundation was established. Although no formal policy governing Charitable Foundation grants exists at this time, the Charitable Foundation's Board of Directors will adopt such a policy upon establishment of the Charitable Foundation. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation's charitable goals, to protect the assets of the Charitable Foundation and to act in a manner consistent with the charitable purpose for which the Charitable Foundation is established. The Directors of the Charitable Foundation will also be responsible for directing the activities of the Charitable Foundation, including the management of the Common Stock of the Company held by the Charitable Foundation. However, it is expected that as a condition to receiving OTS approval of the Reorganization, that the Charitable Foundation will be required to commit to the OTS that all shares of Common Stock held by the Charitable Foundation will be voted in the same ratio as all other shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Charitable Foundation; (ii) cause the Charitable Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Charitable Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (iii) cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Company or the Charitable Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Charitable Foundation.

        In addition, a person who is a director, officer or employee of the Association, or who has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Association, the Company, or the Mutual Holding Company and who also serves as an officer, director or employee of the Charitable Foundation will be subject to the OTS' conflicts of interest regulations.

        The Charitable Foundation's place of business will be located at the Association's main office and initially the Charitable Foundation is expected to have no employees but will utilize the members of the staff of the Company. The Board of Directors of the Charitable Foundation will appoint such officers as may be necessary to manage the operations of the Charitable Foundation. In this regard, it is expected that the Association will be required to provide the OTS with a commitment that, to the extent applicable, the Association will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Association and the Charitable Foundation.

        The Company and the Association determined to fund the Charitable Foundation with Common Stock rather than cash because Common Stock will provide the Charitable Foundation with a potentially larger endowment if the Common Stock appreciates in value. The contribution of Common Stock to the Charitable Foundation may reduce the amount of cash that the Company would have to contribute to the Charitable Foundation in future years in order to maintain a level amount of charitable grants and donations.

        The Charitable Foundation will receive working capital from any dividends that may be paid on the Common Stock from loans collateralized by the Common Stock subject to applicable federal and state laws or from the proceeds of the sale of any of the Common Stock in the open market from time to time. As a private Charitable Foundation under Section 501(c)(3) of the Code, the Charitable Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.

        DILUTION OF SHAREHOLDERS' INTERESTS. Shares of Common Stock contributed to the Charitable Foundation are in addition to the shares to be issued and sold to depositors, members and the public. Consequently, persons purchasing shares of common stock in the Offering will have their ownership and voting interests in the Company diluted by approximately 2%. See "Pro Forma Data" in the accompanying Prospectus.

        IMPACT ON EARNINGS. The contribution of Common Stock to the Charitable Foundation will have an adverse impact on the Company's earnings in the year in which the contribution is made. The Company will recognize expense in the full amount of the contribution of common stock to the Charitable Foundation in the quarter in which the contribution occurs, which is expected to be the quarter ending December 31, 1998. The contribution expense will be partially offset by related tax benefits. We have been advised that the contribution to the Charitable Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. The Association estimates that, at the midpoint of the offering range, the contribution of shares will result in a reduction in net income of approximately $700,000. If the Charitable Foundation had been established at March 31, 1998, the Association would have reported net income of $2.2 million compared to net income of $2.9 million actually reported for the year then ended. The Association and the Company do not currently anticipate making additional contributions to the Charitable Foundation within the first five years following the initial contribution.

        TAX CONSIDERATIONS. The Association has been advised that an organization created and operated for the above charitable purposes would general qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. This opinion presumes that the Charitable Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Charitable Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Charitable Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Association's tax advisor, however, has not rendered any advice on the condition to the contribution to be agreed to by the Charitable Foundation which requires that all shares of Common Stock of the Company held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company. Consistent with the expected condition, in the event that the Company or the Charitable Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation, or subject the Charitable Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Company or the Charitable Foundation satisfactory to the OTS. See "--Regulatory Conditions Imposed on the Charitable Foundation" in the accompanying Prospectus.

        Under the Code, the Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Board of Directors believes that the Reorganization presents a unique opportunity to establish and fund a Charitable Foundation given the substantial amount of additional capital being raised in the Offering. In making such a determination, the Board of Directors considered the impact on earnings of the contribution of Common Stock to the Charitable Foundation. Based on such consideration, the Company and the Association believe that the contribution to the Charitable Foundation in excess of the 10% annual deduction limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Offering and the potential benefits of the Charitable Foundation to the communities served by the Association. In this regard, and assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Company would have pro forma stockholders' equity of $54.6 million or 19.68% of pro forma consolidated assets and the Association's pro forma tangible, core and total risk-based capital ratios would be 15.65%, 15.65% and 42.85%, respectively. See "Pro Forma Data--Historical and Pro Forma Regulatory Capital Compliance," and "Capitalization" in the accompanying Prospectus. Thus, the amount of the contribution will not adversely impact the Association's financial condition and management believes that the amount of the charitable contribution is reasonable given the Association's pro forma capital positions. As such, management believes that the contribution does not raise safety and soundness concerns.

        The Association has received an opinion of its tax advisors that the Company's contribution of its own stock to the Charitable Foundation would not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Association's tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Charitable Foundation had been established in the year ended December 31, 1997, the Company would have received a current federal tax benefit of approximately $150,000 (based on the Association's taxable income reported in its 1997 calendar year tax return and considering the annual limitation on deductibility) of charitable contributions. The Association is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Charitable Foundation. The Association estimates that all of the contribution should be deductible over the six-year period. Neither the Company nor the Association expect to make any further contributions to the Charitable Foundation within the first five years following the initial contribution. After that time, the Association and the Company may consider future contributions to the Charitable Foundation. Any such decisions would be based on an assessment of, among other factors, our financial condition, the interests of stockholders of the Company, and the financial condition and operations of the Charitable Foundation.

        Although the Association has received an opinion that the Company will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Charitable Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the contribution to the Charitable Foundation would be expensed without partial offset for any tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination.

        The Charitable Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Charitable Foundation's fiscal year to maintain its tax-exempt status. The Charitable Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Charitable Foundation's managers and a concise statement of the purpose of each grant.

        Under current tax laws, the Charitable Foundation cannot own more than 2% of the Company's voting common stock without incurring a significant excise tax on its "excess business holdings." For these purposes, "excess business holdings" include, among other things, any interest in a corporation which, when aggregated with the interests of "disqualified persons" exceeds 20% of the interests in such corporation. A "disqualified person" includes (1) a substantial contributor (i.e., a contributor of more than 2% of the total contributions to the Charitable Foundation); (2) a foundation manager, or (3) a person who owns more than 20% of a corporation, partnership, trust or unincorporated enterprise which is also a substantial contributor. Since the Mutual Holding Company owns more than 20% of the Company and the Company is a substantial contributor to the Charitable Foundation, the Company and the Mutual Holding Company are disqualified persons. As such, the Mutual Holding Company's interest in the Company will be aggregated with that interests of the Charitable Foundation to determine if the Charitable Foundation has excess business holdings. The limitation on excess business holdings, however, is subject to a de minimus rule that the Charitable Foundation's ownership of 2% or less of the voting stock and 2% or less of the value of all outstanding shares in such corporation will be disregarded and will not subject the Charitable Foundation to an excise tax. In the event the Company undertakes a stock repurchase program or engages in any other activity that would reduce the number of shares outstanding, the Charitable Foundation would have to sell a sufficient number of shares in order to maintain ownership of 2% or less of the outstanding Common Stock.

        COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE CHARITABLE FOUNDATION IS NOT ESTABLISHED AS PART OF THE REORGANIZATION. The establishment of the Charitable Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the independent appraisal conducted by FinPro of the estimated pro forma market value of the Common Stock. The pro forma aggregate price of the Common Stock being offered for sale in the Offering is currently estimated to be between $22.5 million and $30.5 million, with a midpoint of $26.5 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the year ended March 31, 1998, are 107.87% and 16.67x, respectively, at the midpoint of the Estimated Valuation Range. In the event that the Reorganization did not include the Charitable Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock being offered for sale in the Offering would be $27.7 million at the midpoint, with a pro forma price to book ratio and a pro forma price to earnings ratio of 111.23% and 17.54x, respectively. The amount of Common Stock being offered for sale in the Offering at the midpoint of the Estimated Valuation Range is approximately $1.2 million less than the estimated amount of Common Stock that would be sold in the Offering without the Charitable Foundation based on the estimate provided by FinPro. Accordingly, persons who subscribe to purchase Common Stock in the Offering would receive fewer shares depending on the size of a subscriber's stock order and the amount of his or her qualifying deposits in the Association and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation" in the accompanying Prospectus. This estimate by FinPro was prepared solely for purposes of providing subscribers with information with which to make an informed decision on the Reorganization and Offering.

        The decrease in the amount of Common Stock being offered for sale as a result of the contribution of Common Stock to the Charitable Foundation will not have a significant effect on the Company or the Association's capital position. The Association's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Reorganization. The Association's leverage (core) and risk-based capital ratios at March 31, 1998 were 12.5% and 34.9%, respectively. Assuming the sale of shares at the midpoint of the Estimated Valuation Range, the Bank's pro forma core and risk-based capital ratios at March 31, 1998 would be 15.65% and 42.85%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $54.6 million, or approximately 19.68% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net income per share would be $9.27 and $0.60, respectively. If the Charitable Foundation was not being established in the Reorganization, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $55.3 million, or approximately 19.88% of pro forma consolidated assets at the midpoint of the estimated value, and pro forma stockholders' equity per share and pro forma net income per share would be higher with the Charitable Foundation as without the establishment of the Charitable Foundation. See "Comparison of Valuation and Pro Forma Information Without Charitable Foundation" in the accompanying Prospectus.

        REGULATORY CONDITIONS IMPOSED ON THE CHARITABLE FOUNDATION. Establishment of the Charitable Foundation is expected to be subject to the following conditions being agreed to by the Charitable Foundation in writing as a condition to receiving OTS approval of the Reorganization and Offering: (i) the Charitable Foundation will be subject to examination by the OTS; (ii) the Charitable Foundation must comply with supervisory directives imposed by the OTS; (iii) the Charitable Foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy; (iv) any shares of Common Stock held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the OTS may waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of

Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Charitable Foundation; (b) would cause the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (c) would cause the Charitable Foundation to be subject to an excise tax under
Section 4941 of the Code; and (v) any shares of Common Stock subsequently purchased by the Charitable Foundation will be aggregated with any shares repurchased by the Company or the Association for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to the Reorganization. In order for the OTS to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Company or the Charitable Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Charitable Foundation.

        Various OTS regulations may be deemed to apply to the Charitable Foundation including regulations regarding (i) transactions with affiliates,
(ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to a mutual-to-stock conversion. Because only two of the eight directors of the Company and the Association are expected to serve as directors of the Charitable Foundation, the Company and the Association do not believe that the Charitable Foundation should be deemed an affiliate of the Association. The Company and the Association anticipate that the Charitable Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations. The Association has provided information to the OTS demonstrating that the initial contribution of common stock to the Charitable Foundation would be within the amount which the Association would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by the Association.

        POTENTIAL CHALLENGES. To date, there has been limited precedent with respect to the establishment and funding of a foundation as part of the reorganization of a mutual savings institution to stock form. In addition, establishment and funding of the Charitable Foundation will require the OTS to grant the Association and the Company waivers from its mutual-to-stock conversion regulations and mutual holding company regulations. As such, the Charitable Foundation and the OTS's non-objection to the Reorganization may be subject to potential challenges with respect to, among other things, the Company's and the Association's ability to establish the Charitable Foundation, notwithstanding that the Board of Directors have carefully considered the various factors involved in the establishment of the Charitable Foundation in reaching its determination to establish the Charitable Foundation as part of the Reorganization, and/or with respect to the OTS' authority to grant the waivers necessary to establish the Charitable Foundation. If challenges were to be instituted seeking management to terminate the establishment of the Charitable Foundation no assurances could be made that the resolution of such challenges would not result in a delay in the consummation of the Reorganization or that any objecting persons would not be ultimately successful in obtaining such relief.

        APPROVAL OF MEMBERS. Establishment of the Charitable Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Charitable Foundation will be considered as a separate matter from approval of the Plan. If the members approve the Plan, but not the establishment of the Charitable Foundation, the Association intends to complete the Reorganization without establishing of the Charitable Foundation. Failure to approve the Charitable Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering because the Estimated Valuation Range takes into account the proposed contribution to the Charitable Foundation. If the pro forma market value of the Company without the Charitable Foundation is either greater than $67.7 million or less than $50.1 million, or if the OTS otherwise requires a resolicitation of subscribers, the Association will establish a new Estimated Valuation Range and resolicit subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest). Any change in the Estimated Valuation Range must be approved by the OTS. See "--Stock Pricing and Number of Shares to be Issued" in the accompanying Prospectus. Further, if the Mutual Holding Company were to undertake a Conversion Transaction, and in connection with such a transaction additional shares of stock of the Company or its successor were contributed to the Charitable Foundation, such contribution of additional shares of Common Stock to the Charitable Foundation would be voted on as a separate matters and would require the approval of: (i) a majority of the total outstanding vote of the members of the Mutual Holding Company eligible to be cast; and (ii) a majority vote of the total outstanding shares of Common Stock held by stockholders other than the Mutual Holding Company and the Charitable Foundation. A Conversion Transaction must receive the affirmative vote of a majority of: (i) all shares of Common Stock outstanding; (ii) shares of Common Stock held by Minority Stockholders; and (iii) votes eligible to be cast by the Mutual Holding Company's members.

LIQUIDATION RIGHTS

        In the unlikely event of a voluntary liquidation, dissolution or winding-up of the Association in its present mutual form prior to the Reorganization, holders of deposit accounts in the Association would be entitled, pro rata to the value of their accounts, to distribution of any assets of the Association remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the Reorganization, the holders of the Common Stock would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of the Association and, except through their liquidation interests in the Mutual Holding Company, discussed below, holders of deposit accounts in the Association would have no interest in any such assets.

        In the event of a voluntary or involuntary liquidation, dissolution or winding-up or the Mutual Holding Company following consummation of the Reorganization, holders of deposit accounts in the Association would be entitled, pro rate to the value of their accounts, to distribution of any assets of the Mutual Holding Company remaining after the claims of all creditors of the Mutual Holding Company are satisfied. The Mutual Holding Company will establish, upon the completion of the Reorganization, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Mutual Holding Company as of that date. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Association, would be entitled, on a complete liquidation of the Mutual Holding Company after the Reorganization, to an interest in the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on March 31, 1997 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) ("Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such record date.

        If, however, on any annual closing date of the Association, commencing March 31, 1999, the amount in any deposit account is less than the amount in such deposit account on March 31, 1997 (with respect to an Eligible Account Holder) and June 30, 1998 (with respect to a Supplemental Eligible Account Holder) or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Stockholders of the Association will have no liquidation or other rights with respect to the Mutual Holding Company in their capacities as such.

        There currently are no plans to liquidate the Association or the Mutual Holding Company in the future.

JUDICIAL REVIEW

        Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. Section1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of reorganization, may obtain review of such final action only by filing a written petition in the United States Court of

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Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Bank's members to vote on the Plan of Reorganization described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                             ADDITIONAL INFORMATION

        The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Reorganization, financial statements of the Association and a description of the capitalization and business of the Association and the Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock, the establishment of the Charitable Foundation and a description of the Common Stock, is intended to help you evaluate the Reorganization and is incorporated herein by this reference.

        YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION AND THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION.

        If you have any questions, please call our Stock Conversion Center at
(914) _______.

        IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.


                              -------------------


        THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.


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                                REVOCABLE PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                  SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION

                       FOR A SPECIAL MEETING OF MEMBERS
                        TO BE HELD ON ___________, 1998

        The undersigned member of Sound Federal Savings and Loan Association (the "Association"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Members of the Association, to be held at the main office of the Association, located at ___________________________________ on
_________________, at ______ .m., local time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:




                                                                                          FOR     AGAINST
                                                                                          ---     -------

1. A Plan of Reorganization from Mutual Savings Association to Mutual Holding             [ ]       [ ]
   Company and Stock Issuance Plan providing for the reorganization of the
   Association into the mutual holding company structure. As part of the Plan the Association will convert to a federally chartered stock savings association, which will be wholly-owned by Sound Federal Bancorp (the
   "Company") a to be formed federal corporation. Pursuant to the Plan, the
   Company will (i) issue 53% of its to-be-outstanding shares of common stock to
   Sound Federal, MHC, a federal mutual holding company to be formed pursuant to the Plan, (ii) offer for sale to certain depositors and borrowers 45% of its to-be-outstanding shares of common stock, and (iii) subject to the receipt of member approval, contribute 2% of its to-be-outstanding shares of Common
   Stock to the Sound Federal Savings and Loan Association Charitable
   Foundation;

                                                                                          FOR     AGAINST
                                                                                          ---     -------

                                                                                          [ ]       [ ]
2. The establishment of a tax exempt foundation, which will be a Delaware chartered non-stock corporation dedicated to the promotion of charitable purposes within the Association's market area; and

3. Such other matters as may properly come before the Special
   Meeting.

NOTE:    The Board of Directors is not aware of
         any other matter that may come before the Special Meeting of Members.

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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF
ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST
JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
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

        Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Association at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

        The undersigned acknowledges receipt of a Notice of Special Meeting of Members and a Proxy Statement dated _____________, 1998, prior to the execution of this Proxy.



                                               ---------------------------------
                                                            Date


                                               ---------------------------------
                                                          Signature



        NOTE:  Only one signature is required
               in the case of a joint account.



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           PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

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